EXHIBIT 10.13

AVX Corporation
Management Incentive Plan

1. Purpose. The Company wishes to provide for the award of annual incentive compensation to selected employees of the Company and its Subsidiaries if specified Performance Goals are achieved. The general purpose of the Plan is to promote the interests of the Company's shareholders by providing to employees incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries.

2. Administration. The Plan will be administered by the Committee, which shall be comprised of three or more persons, each of whom shall qualify as an "outside director" within the meaning of Section 162(m) of the Internal Revenue code of 1986, as amended.

Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including without limitation the authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to grant Awards, to determine the terms, provisions and conditions of all Awards granted under the Plan (which need not be identical), the individuals to whom and the time or times when Awards shall be granted, and to make all other necessary or advisable determinations with respect to the Plan. The determination of the Committee on such matters shall be conclusive.

3. Participants. The Committee shall from time to time select the officers and key employees of the Company and its Subsidiaries to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan.

4. Performance Awards. (a) The Performance Goals and Performance Period applicable to an Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period. The Committee shall have the discretion to later revise the Performance Goals solely for the purpose of reducing or eliminating the amount of compensation otherwise payable upon attainment of the Performance Goals.

  (b) In making an Award, the Committee may take into account an employee's responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate. The amount paid out upon satisfying the Performance Goals shall not exceed 200% of the employee's base salary determined on the date of grant of the Award, and in no event shall an employee receive payments under the Plan in connection with any one fiscal year which exceed $5.0 million.

5. Employment. Except as provided in the next sentence, an Award shall terminate for all purposes if the employee does not remain continuously employed and in good standing with the Company until payment of such Performance Award. An employee (or in the event of the employee's death, his or her beneficiaries or estate) whose employment was terminated because of death, disability or Retirement will receive a pro rata portion of the payment of his or her Award based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved.

6. Payment of Awards. Payment with respect to an Award will be distributed in a lump sum wholly in cash, after appropriate tax withholdings, as soon as practicable following the determination of actual performance and written certification by the Committee that the Performance Goals with respect to an Award have been met.

7. Nonexclusive Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

8. Nonassignability. No Awards may be transferred, alienated or assigned other than by will or by the laws of descent and distribution.

9. Amendment of Discontinuance. The Plan may be amended or discontinued by the Committee without the approval of the Board.

10. Effect of Plan. Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to continued employment or any other rights.

11. Effective Date of Plan. The Plan shall take effect as of April 1, 2004.

12. Definitions. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

    "Award" means an incentive award made pursuant to the Plan, the payment of which is contingent upon attainment of Performance Goals.
    "Board" means the Board of Directors of the Company.
    "Committee" means the Compensation Committee of the Board.
    "Company" means AVX Corporation, a Delaware corporation.
    "Performance Goals" means the performance goals as may be established by the Committee which shall be based on the Company's Profit Before Taxes for a Performance Period.
    "Performance Period" means the fiscal year of the Company or such other period of time as is designated by the Committee during which the Performance Goals are measured.
    "Plan" means this AVX Corporation Management Incentive Plan as amended from time to time.
    "Profit Before Taxes" means income before special, unusual, restructuring or extraordinary items and income taxes as reported in the Company's consolidated financial statements.
    "Retirement" means, with respect to any participant, the participant's retirement as an employee of the Company on or after reaching age 55.
    "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "Subsidiaries" means more than one of any such corporations.